EXHIBIT 23.7
WRITTEN CONSENT OF SHENZHEN UNION STRENGTH BUSINESS CONSULTING CO., LTD.
September 2, 2010
SouFun Holdings Limited
8th Floor, Tower 3, Xihuan Plaza
1 Xizhimenwai Avenue
Xicheng District, Beijing 100044
People’s Republic of China
Ladies and Gentlemen:
     We hereby consent to (i) the references to our name of Shenzhen Union Strength Business Consulting Co., Ltd., an independent initial public offering advisory and risk management consulting firm, with respect to our internal control reports addressed to the board of directors of SouFun Holdings Limited (the “Company”) in the Company’s Registration Statement on Form F-1 dated the date hereof (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission, (ii) the references to us under the caption “Experts” in the Registration Statement, and (iii) the filing of this letter as an exhibit to the Registration Statement, each as such Registration Statement may be amended or supplemented from time to time subsequent to the date hereof, whether before or after its effectiveness.
     Our offices are located at Rooms 1012-1013, Shun Hing Square, Diwang Commercial Center, 5002 Shennan Road East, Shenzhen, Guangdong Province 518008, People’s Republic of China.
Yours faithfully,
For and on behalf of
Shenzhen Union Strength Business Consulting Co., Ltd.
/s/ Shenzhen Union Strength Business Consulting Co., Ltd.
Director